Exhibit 10.2

April 21, 2008

Roger Prevot

[Address redacted]

Dear Roger:

This letter will confirm that your resignation from the Graham Packaging Company L.P. (“Company”) shall be effective on April 30, 2008 (the “Date of Termination”).

The terms and conditions of the termination of your employment will be in accordance with your Employment Agreement. Except to the extent specifically modified in this letter of agreement (the “Agreement”), you are entitled to receive the benefits and payments set forth in Section 7.4 of the Employment Agreement.

Salary Continuation

Your Annualized Total Compensation (defined in the Employment Agreement) will be paid monthly in the amount of $72,759.75 from May 1, 2008 through April 1, 2010. These monthly payments are based on an annual base salary of $505,065.60 and the average annual bonus for the prior three years, $368,051.40. Your aggregate payment over the 24 month period will be $1,746,234.00. These amounts remain subject to applicable withholding.

Prorata Bonus

In the event that Graham’s 2008 Incentive Program performance criteria is met, then you shall receive a Prorata Annual Bonus in accordance with the 2008 Incentive Program terms and conditions at the time the Annual Bonus would have otherwise been payable had you still been employed with the Company (but in no event shall such amount, if any, be paid later than December 31, 2009). To the extent payable, the pro-rated bonus shall be calculated as follows:

Projected Incentive target: 183%

Base Salary: $505,065.60

Pro-rated for 4 months: actual amount to be determined based on actual achievement of Incentive Program criteria. Failure to meet minimum criteria under the Incentive Program will result in no amount being paid.

Benefits Continuation

Effective April 30, 2008 you will no longer participate in any of the benefit plans of the Company or its affiliates except that you will continue to receive health insurance benefits for yourself and your dependents, as applicable, subject to the limitations set forth below. Your contributory health insurance will be continued through April 30, 2010, provided that you continue to make the required weekly health contributions (currently $80.52 per week for medical and dental insurance). Any reimbursement for proper medical expenses will be made as promptly as administratively feasible following submission of the related claim, but in no event later than December 31, 2011. Your eligibility to receive continued health insurance coverage as required by COBRA (Section 4980 of the Internal Revenue Code of 1986, as amended) will run concurrently with your severance period and, therefore, you will not be eligible to continue your health insurance coverage after April 30, 2010. Please contact Dawn Almoney if you wish to discuss converting your group life insurance to an individual policy. Notwithstanding the foregoing, in the event that you become eligible to receive comparable benefits from a new employer, any benefits then provided to you by the Company or its affiliates will immediately cease.

Accrued Compensation

Immediately following your Date of Termination, you will receive a lump sum amount equal to the sum of your Accrued Base Salary (as defined in the Employment Agreement), accrued but unpaid vacation for fourteen (14) vacation days and unpaid business expenses properly incurred by you in accordance with Company policy.

Pension Plan

You should contact Fidelity at 800-835-5097 to initiate the withdrawal or rollover of your 401(k) money. You may also elect to leave the money in the plan if you wish; however, you may not continue active participation in the plan and therefore 401(k) deductions and any loan repayments will not be taken from your weekly severance payments.

Outplacement Services

You will be entitled to receive Executive Career Transition Services (as defined in the Employment Agreement) through the earlier of the first anniversary of your Date of Termination or the time at which you become employed on a substantively full-time basis. In no event shall this benefit exceed $30,000 in the aggregate. Any reimbursement for Executive Career Transition Services will be made as promptly as administratively feasible following submission of the claim, but in no event later than December 31, 2011.

Restrictive Covenants

As a condition to receive any of the payments and benefits set forth in this Agreement, you must remain in compliance at all time with each of the provisions of the agreement that you entered into with the Company relating to confidentiality of Company information and treatment of intellectual property, in each case during employment and thereafter (the “Confidentiality Agreement”) and each of the restrictive covenants set forth in Article VIII of the Employment Agreement. These restrictive covenants include but are not limited to non-solicitation of Company employees, non-competition, confidentiality and covenants relating to intellectual property.

Treatment of Equity Awards

Upon your termination of employment on April 30, 2008, the options to purchase limited partnership units in Graham Packaging Holdings Company, L.P. (“Graham”) granted to you on February 2, 1998, as such grant was amended on January 21, 2008 (the “1998 Grant”), January 1, 1999 (the “1999 Grant”), April 2, 2001 (the “2001 Grant”) and March 7, 2008 (the “2008 Grant”) (collectively the “Options”) will vest and become exercisable and will be exercisable anytime beginning April 30, 2008 until either a Change in Control as defined in your Employment Agreement (provided that the Company will provide you with reasonable advance notice sufficient to allow you to exercise before the closing of a Change in Control), or the expiration of each option grant, whichever is earlier. If any of the Options are not exercised as specified, such Options will be cancelled, and you will not be able to exercise them.

Except as set forth in this Agreement, such Options will remain subject to the terms and conditions of the Management Option Plan (the “Plan”) and the applicable Non-Qualified Option Agreement (the “Option Agreements”) currently in place between you and the Company. Notwithstanding the provision of your Option Agreements that provides Graham the right to call your outstanding Options and Option Units following your termination of employment, your Options and any Units acquired upon your exercise of any Option(s) may only be purchased by Graham upon the occurrence of any of the following events (i) you become an employee or consultant of any Competitor (as defined in the Employment Agreement), (ii) you make a financial investment in any Competitor on behalf of yourself or any member of your family, (iii) you violate any of the restrictive covenants set forth in Article VIII of the Employment Agreement, (iv) within six months following an initial Public Offering (as defined in the Plan), or (v) upon a Change in Control (as defined in the Option Agreements). Any such purchase by Graham shall be at Fair Market Value (as defined in your Option Agreements). Notwithstanding any prior discussions or agreements, you will not receive any additional option grants.

You hereby confirm and agree that, subsequent to the Date of Termination, you remain a party to and are bound by the terms and conditions of (i) the Management Stockholders’ Agreement, dated as of February 3, 1998, among Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P., Blackstone Family Investment Partnership III, L.P.,

BMP/Graham Holdings Corporation, Graham, GPC Capital Corp. II, you and the other management investors named therein, as the same may be amended, supplemented or otherwise modified from time to time (the “Stockholders Agreement”), (ii) the Registration Rights Agreement, dated as of February 2, 1998, among the Company, GPC Capital Corp. II, Graham Capital Corporation, Graham Family Growth Partnership, BCP/Graham Holdings L.L.C., BMP/Graham Holdings Corporation and the other parties named therein, as the same may be amended, supplemented or otherwise modified from time to time, and (iii) the Promissory Notes, dated as of September 28, 2000 and March 30, 2001, between you and the Company, as the same may be amended, supplemented or otherwise modified from time to time (the “Notes”), and the related Pledge Agreements, dated as of September 28, 2000 and March 30, 2001, between you and the Company, as the same may be amended, supplemented or otherwise modified from time to time.

Notwithstanding the foregoing, for so long as you comply with each of the restrictive covenants set forth in Article VIII of the Employment Agreement (i) Graham hereby agrees not to exercise its rights under Section 4 of the Stockholders Agreement and (ii) the Company hereby agrees not to exercise its rights under Section 2 of the Notes and/or its related rights under the related Pledge Agreements.

You hereby covenant and agree that in connection with an underwritten public offering of equity securities of the Company you will not effect any sale or distribution of your equity securities (including, but not limited to, your Options or Option Units or any successor equity or any securities convertible into or exchangeable or exercisable for such equity securities) for a period of not more than 180 days after the effective date of the registration statement relating to the offering of equity securities by the Company, and that you will enter into an agreement to that effect if so requested by the Company.

Continued Assistance

In exchange for the Treatment of Equity Awards, you agree to assist Graham in the following post-employment assignments:

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assisting in litigations-including the OI Indemnity Lawsuit, contract litigations, potential supplier related disputes and litigations, and other matters where your input is required to defend or pursue any dispute

•	introduction to and work with customers, if required, particularly customers that we are very close with

•	provide status updates in the following: customer discussions/negotiations, other technology related matters,

•	assistance in carve out related issues in case of organizational change

•	cooperate in any board resolution issue as necessary.

Graham shall reimburse you for your out-pocket expenses incurred while carrying out these assignments.

Waiver and Release

In consideration of receiving from the Company the payments and benefits provided for in this Agreement to which you are not otherwise entitled, you agree to unconditionally and forever release and discharge the Company, its parents, subsidiaries and affiliates, and each of their respective officers, directors, partners, employees, agents, representatives and attorneys, and each of their predecessors, successors and assigns (collectively, the “Releasees”) from any and all claims, causes of action, demands, obligations, lawsuits or other charges whatsoever, known or unknown, arising under or relating to: (i) any rights or claims under the Employment Agreement; or (ii) any events occurring on or prior to the time you sign this Agreement including, but not limited to (a) any rights or claims directly or indirectly related to your employment or the termination thereof; (b) any rights or claims under any employee benefit plans of the Company or its affiliates; (c) any rights or claims based on allegations of wrongful discharge, breach of contract, promissory estoppel, defamation, infliction of emotional distress; and (d) any allegations of discrimination on the basis of age, race, color, sex, religion, national origin, disability, or any other basis; provided, however, that nothing in this release shall prevent you from bringing appropriate proceedings based on: (i) a breach of the Company’s obligations under this Agreement; (ii) any right or claim under the Plan and the Option Agreements, in each case as modified and amended by this Agreement; or (iii) any claims for vested benefits to which you are otherwise eligible to receive under any of the Company’s employee benefit plans, including but not limited to retirement, pension or health insurance plans. You represent that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees arising out of or relating to any of the matters set forth in this Agreement. You further agree that you will not be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees for any of the matters set forth herein.

Non-Admission of Liability

The Company’s offer to you of this Agreement and the payments and benefits set forth herein is not intended to, and shall not be construed as, any admission of liability to you or of any improper conduct on the part of the Company or any of the Releasees, all of which the Company and the Releasees specifically deny.

You acknowledge that the benefits and payments set forth in this Agreement are in full satisfaction of any benefit to which you were previously entitled.

Sincerely,

/s/ George M. Lane
Graham Packaging Holdings Company, L.P.
George M. Lane
Senior Vice President, Global Human Resources

I have read the above information and fully understand and agree to the conditions of my termination effective April 30, 2008.

/s/ Roger Prevot	4/21/08
Roger Prevot	Date

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